LOAN AGREEMENT

BETWEEN

DEG - DEUTSCHE INVESTITIONS-

UND ENTWICKLUNGSGESELLSCHAFT MBH

(hereinafter "DEG")

and

JINZHOU HALLA ELECTRICAL EQUIPMENT CO., LTD.

(hereinafter the "BORROWER")

TABLE OF CONTENTS

Schedules

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LOAN AGREEMENT

The BORROWER is a limited liability company incorporated and existing under the laws of the People's Republic of China (Reg. No. 000274) having its registered office at Jinzhou City, the People's Republic of China.

The BORROWER intends to expand its business activities, viz the manufacture and sale of starters and alternators, by the construction of one starter and one alternator assembling line, the purchase of equipment and testing machineries and the implementation of a new plant requires an investment of approximately EUR 18,000,000.

DEG is a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg.- No. HRB 1005, AG Köln) having its registered office at Köln, Federal Republic of Germany.

At the BORROWER´s request, DEG intends to participate in the financing of the Project by means of a long-term loan. Therefore, the BORROWER and DEG enter into the following Agreement:

Article 1
DEFINITIONS AND INTERPRETATION

1. In the context of this Agreement all capitalised terms shall have the meanings as set out in Schedule 1.

2. Unless otherwise set forth, any reference to an Article or a Schedule is a reference to that Article or Schedule of this Agreement.

3. The singular includes the plural and vice versa.

Article 2
LOAN AMOUNT AND LOAN PURPOSE

1. DEG undertakes to lend the BORROWER an amount of up to EUR 10,000,000 (in words: ten million Euros) and the BORROWER accepts the Loan in accordance with the terms and conditions of this Agreement.

2. The BORROWER shall apply the Loan exclusively to finance the Project in accordance with the Project Description as set out in Schedule 2.

Article 3
CALL NOTICE AND DISBURSEMENT PROCEDURE

1. The Loan will be disbursed in one amount or in not more than three instalments according to the Project's requirements upon the receipt of a call notice by DEG.

2. A call notice shall only be valid if

   a) all conditions precedent pursuant to Article 4 have been fulfilled,

   b) it is in the form of Schedule 3,

   c) it is received by DEG at least 10 Business Days prior to the requested date of disbursement.

3. Upon each disbursement the BORROWER shall register the transfer of funds promptly with the relevant authorities and shall send DEG a confirmation of receipt together with copies of the registration and the bank statement showing the date and amount of the Loan received.

4. DEG may suspend or terminate the right of the BORROWER to disbursements of the Loan if the first disbursement has not been made by 31 December 2006. The right of the BORROWER to disbursements of the Loan will terminate on 31 March 2007.

Article 4
CONDITIONS PRECEDENT TO DISBURSEMENT

DEG shall be obliged to disburse the Loan in accordance with Article 3 only if

1. the BORROWER provides DEG with the invoices or purchase orders for the machinery and/or equipment to be purchased by the BORROWER with the proceeds of the disbursement;

2. the Finance Documents and the Project Documents are in place, in form and substance satisfactory to DEG and shall have become unconditional and effective;

3. all Authorisations shall have been obtained;

4. a lawyer in the People's Republic of China appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

   a) the legal validity of the BORROWER's establishment as a limited liability company,

b) the legal validity of all provisions of this Agreement, its enforceability in the People's Republic of China and its admissibility as evidence; in particular the validity of Article 20 (10),

c) the legal validity and enforceability of the Finance Documents and the Project Documents,

d) the existence or procurement of all Authorisations,

e) the perfection and enforceability of the Security,

f) any priority or privilege that any creditor may have by operation of law,

g) the validity of the nomination of DEG as sole beneficiary/loss payee / assignment of the insurance claims to DEG according to Article 12 (Insurance),

h) any other legal requirement for the implementation of the Project and any other point which DEG may reasonably request;

5. a first ranking pledge of fixed assets of the BORROWER having a minimum value of EUR 8,000,000 (in accordance with Article 11 (1)) has been registered and perfected as security in favour of DEG and DEG has been supplied with documentary evidence thereof;

6. evidence has been submitted to DEG of the BORROWER's compliance with its obligations under Article 12 (Insurance);

7. evidence has been submitted to DEG of the BORROWER's compliance with its obligations under Article 14 (Environmental Social & Health Compliance) and the Environmental and Social Action Plan as set out in Schedule 8;

8. the BORROWER is in compliance with Article 13 (Reporting), those reports specified in Article 13 (1), which are due at the time of disbursement, have been received in the English language by DEG and the Auditors have been appointed and authorised to communicate directly with DEG (Schedule 4);

9. the annual audited accounts of Wonder Auto Ltd., BVI, for the financial year 2005 and the 2005 Management Reports of Empower Century Ltd. and Choice Inspire Ltd. and the opening accounts of Wonder Auto Technology Inc. have been provided and are satisfactory to DEG;

10. evidence in writing has been submitted to DEG of the consent of the person authorised to receive service in accordance with Article 19 (3);

11. DEG has received the Certificate of Incumbency (Schedule 5) as well as certified copies of the identity cards of the persons authorized thereunder;

12. all fees, costs and expenses due according to Article 6 (Fees) and Article 18 (Costs and Expenses) have been paid; and

13. no Event of Default has occurred or is threatening to occur.

Article 5
INTEREST

1. The BORROWER shall pay interest on the disbursed amount of the Loan at the six months EURIBOR rate plus 2.85 % p.a. In respect of the first Interest Period for the first disbursement, such EURIBOR rate shall apply, the period of which is closest in length to the duration of such Interest Period; in case the two periods differ equally from the Interest Period, the rate for the longer period shall apply. The EURIBOR rate so determined shall similarly apply to any further disbursement until the end of the first Interest Period. For all disbursements after the first Interest Period such EURIBOR rate shall apply which is determined at the beginning of the respective Interest Period.

2. On each Interest Determination Date, DEG shall fix the applicable interest rate with reference to the respective interest rate applicable to the respective Interest Period rounded to 3 (three) decimal places quoted on Reuters' Screen Pages EURIBOR 01 at 11:00 a.m. CET time. DEG shall promptly inform the BORROWER of the applicable interest rate. The interest rate thus established shall be binding on the BORROWER except in the event of manifest calculation or communication error.

3. If the respective EURIBOR rates are not published on any Interest Determination Date, DEG shall inform the BORROWER promptly thereof and shall fix the interest rate with reference to interest rates quoted by three leading commercial banks active in the interbank market for Euro in the European Banking Federation selected by DEG after consultation with the BORROWER.

4. On the Interest Conversion Date, the interest rate pursuant to Article 5 (1) shall be converted to a fixed interest rate. From the Interest Conversion Date onwards the BORROWER shall pay interest at the aggregate rate of 2.85 % p.a. (two point eight

five per cent per annum) plus the DEG Base Rate prevailing two days prior to the Interest Conversion Date.

5. Until the registration and perfection of enforceable and valuable security (as confirmed to DEG's satisfaction by Chinese counsel appointed by DEG) over assets acceptable to DEG having a total value of at least EUR 16,000,000 in accordance with Article 11 (1), additional interest in the amount of 0.3 % p.a. above the interest rate pursuant to Article 5 (1) or Article 5 (4) (as may be applicable), shall be payable by the BORROWER. As of the Payment Date following the registration and perfection of such security, the additional interest will no longer apply and interest will be payable at the rate in accordance with Article 5 (1) or Article 5 (4) (as may be applicable).

6. Interest is calculated from the date disbursements are debited until the day immediately before repayments are credited to DEG's account.

7. Interest is payable semi-annually in arrears on each Payment Date. Interest payable in respect of each calendar day shall be calculated by dividing annual interest due by 360.

Article 6
FEES

1. The BORROWER shall pay a commitment fee on undisbursed Loan amounts of 0.5 % p.a. (zero point five per cent per annum) from the date of this Agreement. The provisions of Article 5 (6) and (7) shall apply accordingly.

2. The BORROWER shall pay a front-end-fee of EUR 150,000 (being 1.5% of the amount of the Loan), out of which a non-refundable amount of EUR 27,170 has already been paid, the balance of EUR 122,830 is payable within 30 days of the date of this Agreement but in any event prior to the first disbursement of the Loan.

3. a) In the event that DEG should demand immediate repayment of the Loan pursuant to Article 17 before the Interest Conversion Date pursuant to Article 5 (4), DEG may demand from the BORROWER and the BORROWER shall pay an additional sum of 1 % of the amount to be repaid, as compensation for all costs and expenses which DEG has incurred in connection therewith. The BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

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b) In the event that DEG should demand immediate repayment of the Loan pursuant to Article 17 after conversion pursuant to Article 5 (4), the BORROWER shall pay to DEG an amount DEG may certify (such certification to be conclusive in the absence of any manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in German Government Bonds with a maturity corresponding to the remaining maturity of the Loan, plus all reasonable costs and expenses DEG incurs in connection with non-disbursement or immediate repayment.

Article 7
REPAYMENT

1. The BORROWER shall repay the Loan as follows:

Payment Dates	Repayment Instalments in EUR
15 October 2009	1,111,111
15 April 2010	1,111,111
15 October 2010	1,111,111
15 April 2011	1,111,111
15 October 2011	1,111,111
15 April 2012	1,111,111
15 October 2012	1,111,111
15 April 2013	1,111,111
15 October 2013	1,111,112

2. Undisbursed Loan amounts shall be set off against the Repayment Instalments in inverse order of their maturity.

Article 8
PREPAYMENT

1. The BORROWER may prepay the whole or any part of the Loan amount on any Payment Date by giving not less than one month's prior written notice to DEG. The prepaid amount shall be an amount of not less than one Repayment Instalment or a multiple thereof.

2. Any notice of prepayment shall be irrevocable and shall specify the Payment Date upon which the prepayment is to be made and the amount of such prepayment.

3. The BORROWER shall repay the indicated amount of the Loan and all accrued interest and any other fees and/or payments outstanding on the principal amount to be prepaid on the Payment Date following the notice under Article 8 (1).

4. Repaid amounts under Article 8 (3) shall be set off against the Repayment Instalments in inverse order of maturity. The BORROWER may not request disbursement of any part of the amounts prepaid under this Agreement.

5. In the event of prepayment after the Interest Conversion Date, the BORROWER shall pay a prepayment fee in an amount as DEG may certify (such certification to be conclusive in the absence of manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in German Government Bonds with a maturity corresponding to the remaining maturity of the Loan plus all costs and expenses DEG incurs in connection with the prepayment.

Article 9
PAYMENTS

1. Payment obligations of the BORROWER pursuant to this Agreement will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in Euro by no later than 11:00 a.m. CET on its due date to DEG's bank account (WestLB AG Düsseldorf, Account No. 40 60 66, Bank Code 300 500 00, swift code: WELADEDD, IBAN-Nr. DE 19 3005 0000 0000 406066), or such other account notified to the BORROWER not later than 7 days prior to the respective obligation falling due.

2. The set off of counterclaims against DEG's claims arising under this Agreement and the BORROWER's right to withhold payments is not permitted. This shall not apply to the set off of the BORROWER's claims that are undisputed or that have been adjudicated upon by way of a final and binding judgement against DEG.

3. To the extent that any payment by the BORROWER is not sufficient to meet all due obligations, DEG may in its sole discretion determine the obligation to which the payment shall be applied.

4. Should the BORROWER be compelled by legal regulation to make lesser payments than are due or payments in a currency other than that contracted, it shall be obliged to increase the payment to be made to DEG until the contracted sum has been reached and, in the case of payment in a currency not specified in this Agreement, shall be obliged to pay the difference between the contracted amount and the equivalent in EUR of the amount paid converted at the same time.

5. All payments to be made by the BORROWER to DEG pursuant to this Agreement shall be made free and clear of and without deduction or retention of any present or

future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the BORROWER in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, DEG receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

Article 10
DELAYED PAYMENTS

1. If payments (other than those referred to in Article 10 (2)) are not made on their due date, additional interest of 2 % p.a. (two per cent per annum) to the applicable interest hereunder, calculated from the due date to the actual date of payment, shall be payable. The additional interest shall be paid on the next following Payment Date.

2. In the event that interest or fees due to DEG are not paid when due, the BORROWER shall pay to DEG damages in respect of all overdue amounts for the period from the due date thereof until the date on which the respective overdue amount has been received by DEG, calculated at the same rate as stipulated in Article 10 (1) above, provided that the BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

3. The provisions of Article 5 (6) and (7) shall be applied accordingly to the calculation of interest and penalty payments in accordance with this Article. Article 17 and any claims for damages remain unaffected by the above.

Article 11
SECURITY

1. In order to secure the Loan, interest and other payment obligations arising under this Agreement, thereby including existing and future claims of DEG, the BORROWER shall create and register a first ranking pledge over machinery and equipment of the BORROWER acceptable to DEG. The assets secured in favour of DEG by such pledge must on disbursement have a value of at least EUR 8,000,000 or its equivalent; at the latest eight (8) months after disbursement of the Loan the assets secured in favour of DEG must have a value of at least EUR 16,000,000 (being 160 % of the loan amount) or its equivalent; for the purpose of determining the value of the assets, it is agreed that the value of the assets secured will be based on the net book value of such assets,

as shown in the financial statements of the BORROWER, or the market value of such assets, which must be proved to the satisfaction of DEG.

2. For the benefit of DEG, the BORROWER undertakes to treat all assets secured in favour of DEG with due diligence, to repair and maintain them and, if required, to replace them with assets of the same value.

3. If DEG is of the opinion that at any time during the term of this Agreement, the security has become inadequate to cover the balance of the Loan then outstanding, DEG will be entitled to request from the BORROWER such additional security as may be acceptable to DEG to cover such deficiency. In the event that the value of the assets pledged to DEG falls below the limit of 160%, additional assets shall be provided by the Borrower for the security of the Loan.

Article 12
INSURANCE

1. The BORROWER undertakes

   a) to insure and to keep insured adequately and in compliance with sound business practice its present and future property, assets and business with insurers acceptable to DEG,

   b) to nominate DEG as (sole) beneficiary in the insurance policies, other than policies for third party liability insurance and to assign the respective insurance claims to DEG;

   c) to ensure that all premiums are paid on time and other obligations of the BORROWER under the insurance policies are duly complied with.

2. DEG will not withhold its consent to the application of insurance proceeds up to an aggregate of EUR 500,000 (or its equivalent) made in compensation of loss or damage to the assets charged/encumbered in favour of DEG, to repair or replace those assets, and DEG will release such payments accordingly.

3. DEG shall be entitled, at the BORROWER's expense, to take all measures necessary to ensure the insurance cover set out in Article 12 (1) if the BORROWER does not fulfil its obligations as set out therein.

4. The BORROWER shall provide DEG with copies of any new or renewed insurance policy within two weeks of the effective date, and, within 60 days of the end of each

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Financial Year, with confirmation of each insurer or an independent insurance broker that the BORROWER is in compliance with its obligations under this Article.

Article 13
REPORTING

1. The BORROWER undertakes to maintain adequate financial and cost accounting and control and reporting systems for the Project and the BORROWER's operations in the English language and to submit the following reports to DEG in the English language:

a) as soon as possible, but in any event not later than six months after the end of each Financial Year, annual accounts (balance sheet, profit and loss statement, statement of changes in the financial positions, notes to the financial statements) which are prepared in accordance with IAS, US-GAAP or accounting principles generally accepted in the People's Republic of China applied on a consistent basis, and which have been examined and audited by the Auditors in accordance with auditing standards generally accepted by international accounting firms;

b) during the Project's implementation phase, quarterly project progress reports within 30 days of the end of the reporting period;

c) promptly after the end of project implementation, a completion report in form and substance satisfactory to DEG;

d) as soon as possible, but in no event later than six months after the end of each Financial Year, the annual Management Letter and a confirmation from the Auditors that the BORROWER is in compliance with its obligations set out in Article 16 (1)(e);

e) quarterly interim results (balance sheet and profit and loss statement) as well as additional data as requested by DEG within 45 days of the end of the reporting period;

f) at least 30 days before the start of each Financial Year, a running annual business plan including a detailed investment budget and forecast accounts for the following Financial Year;

g) not later than six months after the end of each Financial Year, an annual monitoring report by the BORROWER on its operations addressing the topics of sponsors and shareholding (significant changes), country conditions and gov-

ernment policy, management and technology, corporate strategy, markets, operating performance and financial conditions.

DEG may request reasonable variations in the frequency and content of such reports if the BORROWER's business performs unsatisfactorily.

2. The BORROWER shall authorise the Auditors, in the form of Schedule 4, to provide DEG directly with information on the BORROWER's commercial and financial position.

3. The BORROWER shall notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default.

4. Not later than six months after the end of each Financial Year, the BORROWER shall additionally provide DEG with the consolidated audited annual accounts of the Group in the English language (balance sheet, profit and loss statement, statement of changes in the financial positions, notes to the financial statements) which are prepared in accordance with US-GAAP.

5. In addition to DEG´s right according to Article 16 (1)(c) DEG shall have the right to examine the BORROWER´s utilisation of the Loan and its performance under this Agreement after having received the completion report referred to in Article 13 (1)(c).

Article 14
ENVIRONMENTAL SOCIAL & HEALTH COMPLIANCE

1. The BORROWER shall at all times carry out its business and operations with due regard to environmental and social factors.

2. The BORROWER shall at all times comply with the environmental and social policies and guidelines of the World Bank Group, in particular "General Environmental Guidelines", "Occupational Health and Safety Guidelines", and with DEG's Social Standards (Schedule 7) and the Environmental and Social Action Plan (Schedule 8).

3. The BORROWER shall implement and continuously improve Environmental, Health & Safety and Social Management Systems in accordance with the Environmental and Social Action Plan (Schedule 8).

4. The BORROWER shall appoint a member of the management as environmental compliance manager in charge of all environmental and social matters.

5. The BORROWER shall provide DEG annually and not later than 90 days after the end of the Financial Year with an Annual Environmental and Social Monitoring Report (AESMR) and notify DEG promptly of serious events concerning the environment or occupational health and safety as well as any measures taken.

Article 15
REPRESENTATIONS AND WARRANTIES

1. The BORROWER hereby represents and warrants to DEG that at the time of execution of this Agreement:

   a) it is a corporation duly incorporated and validly existing under the laws of the People's Republic of China and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement;

   b) it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of the Finance Documents and the Project Documents to which it is a party and the transactions contemplated by those documents;

   c) the BORROWER's audited financial statements (balance sheet, profit and loss account, management report) as per 31 December 2005 and unaudited financial statements as per 30 June 2006 are true and correct at the relevant dates and for the respective period covered and have been prepared in conformity with accounting principles generally accepted in the People's Republic of China; since the date of the latest of its financial statements, the BORROWER has not suffered any material adverse change in its business prospects nor, since such date has the BORROWER incurred any substantial or unusual loss or liability;

   d) all tax returns and reports of the BORROWER have been filed as required by law and all fees and other governmental charges payable by the BORROWER have been duly paid;

   e) the BORROWER is not engaged in or threatened by any litigation, the outcome of which might adversely affect its financial position or the implementation of the Project and the BORROWER is not in violation of any statute or regulation of any governmental authority;

f) the BORROWER has good title to all premises at which its business is carried on and has the right to all concessions, trade names, trade marks, patents and licence agreements necessary for the conduct of its business as now conducted and as intended to be conducted;

g) the BORROWER is not in breach of any agreement;

h) to the best of its knowledge and belief, none of the improper or illegal acts as mentioned in Article 16 (1)(f) has occurred prior to the date of execution of this Agreement;

i) neither the conclusion of this Agreement nor the compliance with its terms will conflict with the terms of or require any consent under, any agreement or arrangement to which the BORROWER is a party or violate any of the terms of the BORROWER's constitutional documents.

2. The BORROWER represents that its shareholder capital is not of illicit origins with regard to the domestic law of the BORROWER's nation state and, in particular, this list being non-exhaustive, is not related to drug trafficking, fraud on the financial expenses of the European Union, corruption, bribery, organised crime, criminal activities or terrorism.

3. The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the BORROWER shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the BORROWER.

4. Each of the representations set out in this Article 15 is made on the date of this Agreement, shall survive the execution hereof and the making of each disbursement hereunder and shall be deemed to be repeated, by reference to the then existing circumstances, by the BORROWER on each Payment Date.

Article 16
GENERAL COVENANTS

1. Unless DEG otherwise agrees the BORROWER shall:

a) implement the Project and conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards;

b) obtain and maintain in full force and effect and comply with the terms of all necessary Authorisations;

c) permit DEG's authorised representatives access to its business and works premises at any time during normal working hours upon reasonable notice, as well as to inspect and examine its financial records and all documents related to the Project if the BORROWER does not comply with any obligation under this Agreement or if DEG has reasonable grounds to believe that the performance of the BORROWER`s obligations pursuant to this Agreement is endangered; in such event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such inspection right (business class air fares and reasonable accommodation expenses for up to 4 days);

d) ensure that DEG's claims under this Agreement are always serviced and secured at least equally with those of other long-term lenders and not prepay other loans;

e) maintain at all times the following financial ratios:

- Debt / Equity Ratio: not exceeding 2.1 in 2006 and 1.5 from 2007 on,
- Current Ratio: not less than 1.4,
- Debt Service Coverage Ratio: not less than 1.4;

f) ensure that neither the BORROWER nor any of its respective affiliates or respective officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with the Project;

g) notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default.

2. Unless DEG otherwise agrees the BORROWER shall not

a) change its purpose or its constitutional documents in a way which is inconsistent with this Agreement, nor merge or liquidate, nor, without DEG's consent, acquire or dispose of shares in other companies exceeding 50 % of total shares of companies whose purpose and business activities lie within the BORROWER's main business, or 25 % of total share of companies whose main business is not re-

lated to the BORROWER's main business areas. DEG will not withhold its consent to such acquisition or disposal unreasonably;

b) sell, transfer or otherwise dispose of significant components of its fixed assets;

c) assume liabilities, including contingent liabilities, other than as may be provided for in the Project Description, exceeding the aggregate of more than EUR 5,000,000 or the equivalent in RMB thereof;

d) violate, amend or terminate the Project Documents and Finance Agreements nor provide any relations with its shareholders, employees and associated companies except grounds for the termination thereof;

e) enter into or continue business on proper commercial terms negotiated at arms' length;

f) make any dividend or other capital distribution or payment on or in respect of any shareholder loan or advance as long as an Event of Default is subsisting or is threatening to occur;

g) enter into any partnership, profit-sharing or other similar arrangement whereby the BORROWER´s income or profit can be shared with any other person.

3. The BORROWER undertakes:

a) not to enter into business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the United Nations, the European Union or Germany in relation to embargoes or the fight against terrorism;

b) to inform DEG of all amendments to its constitutional documents which the law stipulates must be published, as well as all transactions which would entail a change in ownership relating to 10 % or more of its capital or a change in its control, either directly or indirectly;

c) that the funds financing the Project are not of illicit origins with regard to the domestic law of the BORROWER and, in particular, this list being non-exhaustive, are not related to drug trafficking, fraud on the financial expenses of the European Union, corruption, bribery, organised crime, criminal activities or terrorism;

d) to inform DEG without undue delay if the BORROWER obtains information which gives rise to suspicions regarding the illicit nature, with regard to the domestic

law of the BORROWER, of its shareholder capital or sums invested in the Project.

Article 17
EVENTS OF DEFAULT

1. Any of the following shall constitute an Event of Default:

a) the BORROWER fails to pay any amount due under this Agreement or under any other agreement between the BORROWER and DEG;

b) the BORROWER is in default in the due performance of any of its other obligations under this Agreement and such default remains unremedied for 30 days after written notice thereof has been given to the BORROWER by DEG;

c) the BORROWER is in payment default in respect of an amount exceeding EUR 300,000 or its equivalent in any other currency under any agreement other than this Agreement or any of the BORROWER's lenders declares a loan to the BORROWER immediately due and payable;

d) any representation or warranty made in or in connection with this Agreement (including any call for disbursement) shall be found to have been incorrect in any material respect;

e) any insolvency, liquidation, winding-up, receivership, execution, sequestration or similar process is levied on or enforced against the BORROWER or its assets;

f) any government or governmental authority shall have condemned, nationalised, assumed custody or control or otherwise expropriated all or any substantial part of the assets of the BORROWER or shall have taken any similar action that would prevent the BORROWER from carrying on its business;

g) the value or the enforceability of the Security is or is threatened to be materially affected and this has not been remedied according to Article 11 (3) within a period of 30 days after written demand by DEG;

h) any of the Finance Documents, Project Documents and/or Authorizations have been amended, terminated and/or violated without DEG's prior written consent;

i) security in an amount of at least 160 % of the loan amount disbursed is not perfected eight (8) months after disbursement;

j) any event occurs or circumstance arises or threatens which is likely to adversely affect the implementation of the Project, the conduct of the BORROWER's business, or the performance of the BORROWER's obligations under this Agreement, or which restricts DEG's rights under this Agreement.

2. In case of an Event of Default, DEG shall be entitled to demand immediate repayment of the Loan or any part thereof together with accrued interest and other sums due by the BORROWER under this Agreement and/or to terminate this Agreement promptly.

Article 18
COSTS AND EXPENSES

1. The BORROWER shall bear all costs, taxes, fees and other charges and expenses incurred in connection with the execution and implementation of this Agreement, including (without limitation) those with respect to

a) all payments to be made under this Agreement;

b) the issuance of the legal opinion in accordance with Article 4 (4);

c) the creation, registration, enforcement and, if necessary, the cancellation of the Security;

d) the pursuance and enforcement of rights in connection with this Agreement; and

e) any independent consultants, financial advisors, etc.

2. DEG shall have the right to pay any amount referred to in Article 18 (1) on behalf of the BORROWER. The expenses so paid by DEG shall be immediately reimbursed by the BORROWER upon demand by DEG.

Article 19
GOVERNING LAW AND JURISDICTION

1. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

2. All disputes arising out of or in connection with this Agreement (including any dispute concerning the existence, validity or termination of any Finance Document or the consequences of its nullity) shall be settled and finally resolved by a court of arbitration established in accordance with the rules and regulations of the International

Chamber of Commerce whose award shall be final and binding. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English.

3. The BORROWER shall appoint BEITEN BURKHARDT Rechtsanwaltsgesellschaft mbH , Bockenheimer Anlage 15, 60322 Frankfurt a.M., Germany, Telefax: +49-69-756095-512 to act as its authorised agent to receive service of legal process in any action in connection with this Agreement, in accordance with Schedule 6. As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding the BORROWER shall maintain a duly appointed agent, for the receipt of service within the Federal Republic of Germany and shall notify DEG of the name and address thereof.

Article 20
MISCELLANEOUS

1. All communications in connection with this Agreement shall be sent in writing in the English language to the parties at the following address or telefax number:

For the BORROWER:

JINZHOU HALLA ELECTRICAL EQUIPMENT CO., LTD.
NO 16 YULU STREET
JINZHOU, LIAONING,
PRC CHINA
Telefax: 0086 416 5180163

For DEG:

DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH
Belvederestrasse 40
50933 Köln
Federal Republic of Germany
Telefax: + 49-221- 4986-1290

Each party undertakes to notify the other party of any change of address.

2. The BORROWER will provide DEG with certified copies and, if requested by DEG, certified translations into the English language of all Authorisations and any other documents to be submitted according to this Agreement.

3. All Schedules annexed hereto form an integral part of this Agreement.

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4. Any right or obligation under this Agreement may be transferred, provided, however, that any transfer by the BORROWER is subject to the prior written consent of DEG.

5. a) The BORROWER is aware that DEG is a wholly-owned subsidiary of Kreditanstalt für Wiederaufbau ("KfW") and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are KfW, DEG, FuB – Finanzierungs- und Beratungsgesellschaft mbH, Berlin and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).

b) DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include:

- data provided by the client;
- documents and data developed by DEG relating to the client.

The client data and/or documents will be forwarded exclusively to members of the KfW Bankengruppe and will not be made available to any person outside the KfW Bankengruppe. All members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law ("Bundesdatenschutzgesetz") and the rules on banking secrecy.

c) With reference to the above information under a) and b) the BORROWER hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law ("Bundesdatensschutzgesetz") and any separately concluded confidentiality agreement.

d) If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

e) The disclosure by DEG may also be required or requested in order to fulfil legal, judicial or regulatory requirements. The BORROWER consents to any such disclosure.

6. Any modification or amendment to this Agreement, including this provision, must be in writing.

7. Should any provision of this Agreement be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected. In such case the parties to this Agreement shall without delay replace the invalid or unenforceable provision by a legally valid and enforceable one which comes as close as possible to that of the invalid provision.

8. In the event that any party does not exercise any right to which it is entitled under this Agreement, such omission shall not be considered to constitute a waiver of such right.

9. This Agreement shall be effective upon the date of the last signature and shall remain effective as long as any amount is due to DEG.

10. The limitation period for the BORROWER's payment obligations under this Agreement shall be ten years.

Cologne this November 7th, 2006

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

.... ppa. Y. Ehlert ....

[By Gerhard von Werthern] [By Yves Ehlert]
First Vice President — Senior Investment Manager
Manufacturing Industry/Services — Manufacturing Industry/Services

Jinzhou this 24-11-2006

JINZHOU HALLA ELECTRICAL EQUIPMENT CO., LTD.

....

[By................................] [By................................]

Schedule 1

DEFINITIONS

"Agreement"	This loan agreement.
"Annual Environ-mental and Social Monitoring Report (AESMR)"	Means the annual monitoring report describing the environmental and social performance of the Borrower, demonstrating compliance by the Borrower with the environ-mental and social stipulations under this Agreement, and, if the Borrower fails to comply with any of the environmental and social stipulations under this Agreement, detailing such non-compliance together with the action being taken to remedy such failure. An electronic AESMR format is available at DEG.
"Auditors"	Yinzhou Zhengxin Certified Public Accountants, PKF or such other firm of auditors acceptable to DEG.
"Authorisations"	Any consent, registration, filing, notarisation, certificate, licence, approval, permit, authority, confirmation or exemption from or by or with any national, supranational or regional government or administrative, fiscal, judicial or governmental body, commission, agency, authority, central bank or similar entity and all corporate, creditors' and shareholders' approvals or consents required for the implementation of the Project, the operation of the BORROWER´s business, the Loan or the Security or any part thereof.
"Business Day"	Any EURIBOR Banking Day.
"Cash-flow"	The aggregate (for any financial year forecast or retrospective period) of the net profit after taxes plus the aggregate of depreciation on tangible assets and on preproduction expenditure during the period for calculation.
"Certificate of Incumbency"	The certificate of incumbency in the form of Schedule 5.
"CET"	Central European Time
"Current Assets"	The aggregate of cash, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year, but excluding funds temporarily on hand pending application to property, plant and equipment included in the Project.
"Current Liabilities"	The aggregate of all liabilities falling due on demand or within one year, including dividends to be disbursed and the portion of Long-term Debt falling due within one year, but excluding liabilities for property, plant and equip-ment to the extent of the amount of funds therefore excluded from the calculation of Current Assets.
"Current Ratio"	The result obtained by dividing Current Assets by Current Liabilities.
"Debt"	The aggregate of all obligations and accrued liabilities then outstanding for the payment or repayment of money, including: any amounts payable by the BORROWER under leases or similar arrange-ments over their respective periods and

any credit to the BORROWER from a supplier of goods or under any instalment purchase or other similar arrangement,

but excluding unsecured and subordinated shareholder loans.

"Debt/Equity Ratio"	The result obtained by dividing Debt by Equity.
"Debt Service Coverage Ratio"	The result obtained by dividing the BORROWER's Cash-flow plus interest expenses by the BORROWER's principal repayments for all its outstanding Debt plus interest expenses.
"DEG Base Rate"	The rate determined by DEG on the Interest Determination Date, based upon the weighted average of the interbank market fixed rate swap equivalent payable for receiving a stream of six months EURIBOR / LIBOR for the remaining lifetime of the Loan.
"DEG Social Standards"	The standards as set out in Schedule 7.
"Environmental and Social Action Plan"	As set out in Schdeule 8; a plan, defining actions, budgets and a timeframe for the measures required to remedy the known non-compliances with the environmental and social stipulations under this Agreement and for any other measure agreed upon between the Borrower and DEG.
"Environmental Management System"	Means the part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementation, achieving, reviewing and maintaining compliance with the environmental stipulations under this Agreement. The EMS shall be structured and implemented in accordance with ISO 14001.
"Equity"	The aggregate of the par value of all paid-in stock of the BORROWER, capital paid-in in excess of par value, retained earnings and losses, net result for the current period, increased by any Revaluation Reserve arising from an independent certified appraisal of the BORROWER's fixed assets, increased further by any unsecured and subordinated shareholder loans; Revaluation Reserve means in this context the reserve created by revaluation of fixed assets as determined by an independent and certified appraisal effected in accordance with local and international accounting standards and certified by the Auditors.
"EUR" or "Euro"	Euro being the lawful currency of the Federal Republic of Germany.
"EURIBOR Banking Day"	Any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system for the settlement of cross-border payments in Euro is open as published under http://www.ecb.int.
"Event of Default"	Any of the events as set out in Article 17.
"Finance Documents"	This Agreement and all documents evidencing the Security.
"Financial Year"	The financial year of the BORROWER commencing on 01 January and ending on 31 December each year.
"Fundamental ILO Conventions"	The conventions identified as fundamental by ILO as posted from time to time on the internet page of ILO (currently: http://www.ilo.org/public/english/standards/norm/whatare/fundam/index.htm).

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"Group"	Wonder Auto Technology, Inc. and all its subsidiaries
"IFRS"	International Financial Reporting Standards
"ILO"	International Labour Organisation
"International Chamber of Commerce"	The International Chamber of Commerce having its seat in Paris, France.
"Interest Conversion Date"	The date two days before full disbursement or the cut off date as mentioned in Article 3 (4), whichever occurs first.
"Interest Determination Date"	For variable interest rates: Two EURIBOR Banking Days prior to the beginning of an Interest Period; for fixed interest rates five Business Days prior to the first disbursement or to the first Interest Period to which a fixed interest rate applies.
"Interest Period"	Each period from and including the day of the first disbursement and ending the day before the first Payment Date as well as each period from and including a Payment Date and ending the day immediately before the next following Payment Date.
"ISO 14001"	The ISO 14001 standards (environmental management systems) as defined by the International Organisation for Standardisation
"Loan"	The funds to be made available to the BORROWER under this Agreement or any portion thereof.
"Long-term Debt"	The aggregate of all Debt with a maturity of more than one year.
"Management Letter"	The management letter issued by the Auditors and confirming the BORROWER's compliance with its obligations pursuant to Article 16 (1) (e).
"Occupational Health and Safety Management System"	The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementation, achieving, reviewing and maintaining compliance with the relevant stipulations under this Agreement. The management system shall be structured and implemented in accordance with OHSAS 18001
"OHSAS 18001"	The international occupational health and safety management system specification
"Payment Date"	15 April and 15 October in each year. Should this date not fall on a Business Day, the Payment Date will be the first Business Day thereafter.
"Project"	As set out in the Project Description.
"Project Completion"	Project Completion has been reached as soon as the requirements as set out in Schedule 2 I A and IV A are fulfilled and a production capacity of 0,94 Mio units of alternators and 1,68 Mio units of starters have been installed.
"Project Completion Report"	Report to be issued by the BORROWER confirming that Project Completion has been reached, including evidence of the correct use of funds, comprising the post-investment valuation of the premises of the Project which serve as Security, the correctness of the invoices which have been issued in

	relation to the Project according to the Project Costs (Investment plan) as set out in Schedule 2 and the adequate accomplishment of the civil works.
"Project Description"	The description of the Project as set out in Schedule 2.
"Project Documents"	The memorandum and articles of association of the Borrower.
"Project Progress Report"	Report to be issued by the BORROWER including up to date details on the installed capacity, actual production, details on the installed machinery, costs of investment (in comparison with budget) and number of employees.
"RMB"	Chinese Renminbi Yuan, the lawful currency of the People's Republic of China.
"Repayment Instalments"	The repayment instalments as set forth in Article 7 (1).
"Reuters' Screen Pages EURIBOR 01"	Indication of the Euro Interbank Offered Rates (EURIBOR) for Euro deposits determined by the European Banking Federation (EBF) represented by pages EURIBOR 01 in "Reuters' Monitor Money Rates Service".
"SA 8000"	The SA 8000 standard as defined by Social Accountability International.
"Schedules"	All annexes to this Agreement.
"Security"	All of the security components as described in Article 11.
"USD"	United States Dollars being the lawful currency of the United States of America.
"World Bank Group"	The IBRD (International Bank for Reconstruction and Development) and IFC (International Finance Corporation) individually, or collectively, as the context may require.
"World Bank Guidelines"	The terms and standards as set out in the World Bank performance standards and environmental, health and safety guidelines as applicable to the operations of the Borrower. (Please refer to http://ifcln1.ifc.org/ifcext/enviro.nsf).

Schedule 2

PROJECT DESCRIPTION

I. Project (Technical description)

Halla produces starters and alternators since 1996. At present, it is operating one starter assembly line and one alternator production as well as one assembly line with an annual capacity of 0.46 and 0.96 Mio units in total (two 8-hours-shifts per day).

For further capacity expansion and R&D projects, a total investment program of 18 Mio € is planned for the years 2006 and 2007. DEG will grant a 10 Mio € long-term loan. The additional 8 Mio € will be financed via a private placement.

The investment program will be realized in two steps.

A. In 2006, the project company intends to enhance the capacity of the existing two lines up to 0.94 (alternators) and 1.68 (starters) million units p.a. (two 8-hours-shifts per day) in Jinzhou. This includes two additional assembling lines as well as equipment for a higher automation grade of the given manufacturing process. For the new lines a new building will be constructed on the existing land. To improve its quality control and testing techniques, new testing machineries for R&D activities as well as superior R&D software systems will be purchased.

B. In 2007, Halla plans a further increase of its production capacity by means of building a new plant close to its main customers for two lines each of starters and alternators, a rotator, a wiring and a fixer line, thereby reaching a capacity of around 2 Mio and 3 Mio units. The land for the new production site has not been found nor bought yet.

II. Project Costs (Investment plan)

Investment costs in Mio €			
Type	**Step I (2006) Upgrading Jinzhou**	**Step II (2007) Construction of New Plant**	**Total**
Fixed Assets:	**8.8**	**7.4**	**16.2**
Buildings/Infrastructure	0.5	1.5	2.0
Production machinery	5.9	5,1	11.0
Logistics		0.8	0.8
Testing machinery	2.4		2.4
Current Assets:			
Working Capital	**1.2**	**0.6-**	**1.8**
∑Investment	**10.0**	**8.0**	**18.0**

III. Financing

Financing in Mio €		
Type/Sponsor	**2006/2007**	**Total**
Equity		
Equity Investor	8.0	8.0
Debt		
DEG Long term loan	10.0	10.0
∑Funding	18.0	18.0

IV. Time Schedule

A. Completion Investment Upgrading in Jinzhou/
Start of production with enhanced capacity: End of 2006

B. Completion of Investment new plant/
Start of production new plant End of 2007

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Schedule 3

CALL NOTICE

To

DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Belvederestr. 40
50933 Köln
Germany

Ladies and Gentlemen,

We refer to Article 3 of the Loan Agreement between our Company and DEG concluded on .... ("Agreement") and request disbursement of the Loan/a partial amount of the Loan of EUR ....

Please remit the said amount on .... (date) to our account as follows:

Name/address of Account-holder:	....
Account currency	....
Account No.	....
Bank/SWIFT code	....
via (name/address/SWIFT CODE of correspondent bank)	....
Account No. of beneficiary bank at the correspondent Bank	....

The funds made available will be applied as follows: [detailed description of the use of funds including evidence by respective invoices etc.]

We confirm that the conditions precedent to disbursement according to Article 4 of the Agreement have been fulfilled and that since the Agreement was signed no deterioration in financial or other respects has occurred which might jeopardise the implementation of the Project.

We also declare that the documents mentioned in Article 4 are still legally effective and that the representations and warranties made in the Agreement are true and correct as of the date hereof.

[We confirm that the loan amount(s) of EUR............. already disbursed to us have been used in accordance with Article 2 of the Agreement.]

Yours faithfully,

[BORROWER]

Schedule 4

FORM OF LETTER TO THE AUDITORS

(Letterhead of the BORROWER)

To the Auditors

(Address)

Dear Sirs,

We hereby authorise and request you to give to DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH ("DEG"), Belvederestrasse 40, 50933 Köln, Federal Republic of Germany, all such information as they may request with regard to our commercial and financial situation. This authorisation is a requirement under a loan agreement with DEG; for your information we enclose a copy of said loan agreement.

For our records, please ensure that you send us a copy of every letter which you receive from DEG immediately upon receipt and a copy of each reply made by you promptly upon the issue thereof.

Yours faithfully,

[BORROWER]

Encl.: DEG Loan Agreement

Schedule 5

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(Letterhead of BORROWER)

DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Belvederestraße 40
50933 Köln
Federal Republic of Germany

Telefax: 0049 - 221 - 4986-1290

[Date]

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement dated .... (the "Loan Agreement"), I, the undersigned [Chairman/Director] of .... (the "Borrower"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be authorized:

a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Article 3 of the Loan Agreement;

b) to sign any certifications provided for in the Loan Agreement; and

c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which DEG and the Borrower may be parties:

Name[1]	Office	Specimen Signature
....	....	....
....	....	....
....	....	....

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

Yours faithfully,

---

[1] Designations may be changed by the Borrower at any time by issuing a new certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower

Schedule 6

FORM OF LETTER TO PROCESS AGENT

(Letterhead of the BORROWER)

BEITEN BURKHARDT
Rechtsanwaltsgesellschaft mbH
Herrn Dr. Klaus Zimmermann
Bockenheimer Anlage 15

60322 Frankfurt am Main
Federal Republic of Germany

Date:

Re: Loan Agreement between DEG and [...] dated [...] ("Loan Agreement")

Dear Sirs,

We refer to Article (...) of the referenced Loan Agreement, a copy of which is enclosed herewith.

We hereby confirm that we have appointed you to act as our agent to accept for and on behalf of the undersigned any service of process in respect of any litigation or other legal proceedings before German courts arising out of or in connection with the Agreement.

We understand that you have indicated your preparedness to accept such appointment, and we agree that your only obligations will be:

(i) promptly upon receipt of any notice of legal process to accept service on our behalf and to notify us by cable or facsimile to our address specified below (or to such other address, person, firm or company as we may from time to time notify you) to the effect that you have accepted such service on our behalf; and

(ii) to confirm acceptance of such service by letter to us as aforesaid, enclosing the original of the documents which you have received in connection with such service.

Our address is:

In consideration of your accepting this appointment, we agree to pay to you a flat fee of EUR (…) and to indemnify you upon demand from and against all costs, charges and expenses incurred by you in performance of your duties hereunder.

Yours faithfully,

	Accepted:
....	....
[BORROWER]	BEITEN BURKHARDT RECHTSANWALTSGESELLSCHAFT MBH

Encl.: DEG Loan Agreement

Schedule 7

DEG- SOCIAL STANDARDS (UM)

DEG's Social Standards consider international standards mainly conventions and recommendations of the International Labour Organisation (ILO), the UN Declaration on Human Rights and the UN Conventions for the rights of the children. The application of DEG's Social Standards is based on the standard SA 8000 by Social Accountability International.

Child and Forced Labour: No workers under the age of fifteen (in some developing countries 14), remediation of any children found to be working and provision of adequate support to enable such children to attend and remain in school until no longer a child; between 15 (14) and 18 children are allowed to do light and not dangerous work out of school hours, school hours and that combined hours of daily transportation (to and from work and school), school, and work time does not exceed 10 hours a day. No forced labour, including prison or debt bondage labour, no lodging of deposits or original identity papers by employers or outside recruiters.
(ILO Convention 138 minimum age, ILO recommendation 146 and ILO Convention 182 abolition of the worst form of child labour, UN Convention on the Rights of Children; ILO Convention 29 forced labour and 105 abolition of forced labour)

Occupational Health and Safety: bearing in mind the prevailing knowledge of the industry and of any specific hazards, companies should provide a healthy and safety business environment. This includes safety procedures and equipment, regular training for all personnel; clean bathrooms, access to potable water, and, if appropriate, sanitary facilities and food storage; if dormitory facilities are provided, the should be clean, safe and meet the basic needs of the personnel
(ILO Convention 155 und ILO recommendation 164 occupational health and safety; Occupational Health and Safety Guidelines of the Worldbank group).

Working hours and Compensation: Comply with the applicable law but, in any event, no more than forty-eigth hours per week with at least one day off for every seven day period; voluntary overtime paid at a premium rate and not to exceed twelve hours per week on a regular basis; overtime may be mandatory if part of a collective bargaining agreement. Wages paid for a standard work week must meet the legal and industry standards and be sufficient to meet the basic need of workers and their families.
(ILO Convention 1 working hours, ILO convention 26 and 131 minimum working wage)

Discrimination and Disciplinary Practices: no discrimination based on race, caste, origin, religion, disability, gender, sexual orientation, union or political affiliation, or age; no sexual harassment. No corporal punishment, mental or physical coercion or verbal abuse, no disciplinary deductions of salaries or wages.
(ILO Convention 100 equal remuneration, ILO Convention 111 discrimination (employement and occupation))

Freedom of Association and Right to Collective Bargaining: Respect the right to form and join trade unions and bargain collectively; where law prohibits these freedoms, facilitate parallel means of association and bargaining
(ILO Convention 87 freedom of association the right to organise, ILO Convention 98 right to collective bargaining)

Social and Cultural Impact: The impact of businesses on communities which means local neighbourhood can include economic issues, such as provision of labour, local taxes, funding for schools; and safety issues, such as the effect of activities on the health and wellbeing of individuals. Special care needs to be given in cases where resettlements are not avoidable, to respect the rights of indigenous people and to protect cultural properties.
(Policies and Guidelines of the Worldbank group relating indigenous people, involuntary resettlement, cultural property)

Health & Safety Management System (OHSAS 18001)

Schedule 8

The BORROWER commits itself to the actions as specified below, within the specified deadlines, and declares that the resources specified below have been allocated.

Environmental & social issues	Action description	Responsible staff member/s	Status[2]	Target completion[3]	Allocated budget[4] (000 USD)
1.0 Environmental, Health & Safety and Social Management					
For all Management Systems	Development of a time schedule for each system comprising at least the following steps (Initial assessment; corporate policy; establishing targets; external system and compliance audit; certification)			Before 1. disbursement	
For all Management Systems	Perform a gap analysis (initial assessment) to identify non compliance issues to the agreed environmental and social standards			Before 1. disbursement	
1.1 Environmental Management					
Environmental standards	Inclusion of compliance with the relevant standards as set forth in the Environmental and Social Requirements of the loan agreement into the environmental management system and/or corporate environmental policy.			Before 1. disbursement	
Environmental Management	Development and implementation of an approved environ-mental management system in accordance with ISO 14001 including compliance with World Bank / IFC guidelines.			24 month	
1.2 Occupational Health & Safety Management					
Health & Safety standards	Inclusion of compliance with the relevant standards as set forth in the Environmental and Social Requirements of the loan agreement into the environmental management system and/or corporate health & safety policy.			Before 1. disbursement	
Health and safety	Development and implementation of an approved health and safety management system in accordance with OHSAS 18001			24 month	

[2] Status: planned, budgeted, started, completed
[3] Target completion: specified date (after signing), ongoing
[4] Allocated budget: Please give a cost estimate. If this is not applicable, please write "n. a." (not applicable).

Health & Safety Management System (OHSAS 18001)

1.3 **Social Management**					
Social standards	Inclusion of compliance with the relevant standards as set forth in the Environmental and Social Requirements of the loan agreement into the environmental management system and/or corporate social policy.			Before 1. disbursement	
Social management	Improvement of the current social management system to be in accordance with the principals of SA 8000.			12 month	

Seen and approved by the BORROWER

[Senior Management representative]

Place: ______________ Date: ______________

Name: ______________

Function: ______________

Signature: ______________

Seen and approved by DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH

[Environmental & Social Unit representative]

Place: ______________ Date: ______________

Name: ______________

Function: ______________

Signature: ______________

Health & Safety Management System (OHSAS 18001)

Environmental & social issues	Action description	Responsible staff member/s	Status	Target comple-tion	
Gap analysis	- Initial review and assessment - Management commitment			Before first disbursement	
Health and Safety Policy	- Development and establishing of a corporate health and safety policy			Before first disbursement	
Planning	- Identification of health and safety aspects and legal and other requirements - Definition of objectives and targets - Setting up an management program				
Implementation and operation	- Definition of structure and responsibilities - Training, awareness and competence - Communication procedures - H&S Management documentation - Document control - Operation control				
Checking and corrective action	- Monitoring and measurement - Nonconformance and corrective and preventive action - Records - H&S Management system audit				
Certification	H&S management system audit	By third party		24 month	
Management review	Results from audits, gaps, adjustments, concerns.				

[1] Status: planned, budgeted, started, completed
[1] Target completion: specified date (after signing the loan agremment with DEG), ongoing
[1] Allocated budget: Please give a cost estimate. If this is not applicable, please write "n. a." (not applicable).

Social Management System

Environmental & social issues	Action description	Responsible staff member/s	Status	Target completion	
Gap analysis	- Initial review and assessment - Management commitment			Before first disbursement	
Social Policy	- Development and establishing of a corporate social policy			Before first disbursement	
Planning	- Identification of social aspects and legal and other requirements - Definition of objectives and targets - Setting up an management program				
Implementation and operation	- Definition of structure and responsibilities - Training, awareness and competence - Communication procedures - Social documentation - Document control - Operation control				
Checking and corrective action	- Monitoring and measurement - Nonconformance and corrective and preventive action - Records - Social management system audit				
Certification	Social management system audit	System will not be certified by third party.		N/A	
Management review	Results from audits, gaps, adjustments, concerns.				

[1] Status: planned, budgeted, started, completed
[1] Target completion: specified date (after signing the loan agrement with DEG), ongoing
[1] Allocated budget: Please give a cost estimate. If this is not applicable, please write "n. a." (not applicable).

Environmental & social issues	Action description	Responsible staff member/s	Status	Target completion	
Gap analysis	- Initial review and assessment - Management commitment			Before first disbursement	
Environmental Policy	- Development and establishing of a corporate environmental policy			Before first disbursement	
Planning	- Identification of environmental aspects and legal and other requirements - Definition of objectives and targets - Setting up an management program				
Implementation and operation	- Definition of structure and responsibilities - Training, awareness and competence - Communication procedures - EMS documentation - Document control - Operation control - Emergency preparedness and response				
Checking and corrective action	- Monitoring and measurement - Nonconformance and corrective and preventive action - Records - Environmental management system audit				
Certification	Environmental management system audit	By third party		24 month	
Management review	Results from audits, gaps, adjustments, concerns.				

[1] Status: planned, budgeted, started, completed
[1] Target completion: specified date (after signing the loan agremment with DEG), ongoing
[1] Allocated budget: Please give a cost estimate. If this is not applicable, please write "n. a." (not applicable

Qx

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